Exhibit 16

August 5, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20459

We have read Item 4.01 of the Current Report on Form 8-K/A expected to be filed on or about August 5, 2009 by Reliability, Inc. regarding their change of independent accountants as of July 21, 2009. We agree with the statements contained therein concerning our Firm.

Is! RAMIREZ INTERNATIONAL

Financial & Accounting Services, Inc.

2100 S.E. Main St., Suite 210 • Irvine, California 92614 • (949) 852-1600 • Fax (949) 852-1606